Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Senior Director, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	July 20, 2009

Teleflex Agrees to Sell Power Systems Business to Fuel Systems Solutions, Inc.

To Record Non-Cash Goodwill and Intangibles Impairment Charges in its Aerospace and Commercial
Segments

Limerick, PA – Teleflex Incorporated (the “Company”) announced today that it has signed a definitive agreement to sell its Power Systems business (“Power”) to Fuel Systems Solutions, Inc. Teleflex will receive cash proceeds of $14.5 million. The transaction is subject to certain customary closing conditions and is expected to be completed in the quarter ended September 27, 2009 at which time Power will be reflected in the Company’s future consolidated financial statements as a discontinued operation.

The final sales price for Power is below the carrying value on the Company’s balance sheet at June 28, 2009. Therefore, the Company will recognize a non-cash, non-tax deductible goodwill impairment charge of approximately $25 million to adjust the carrying value of these operations to their estimated fair value. In addition, due to the continuing uncertainty in the global economic climate the Company periodically evaluates the carrying value of the goodwill and intangible assets of its various reporting units. Considering the market conditions impacting our Aerospace Cargo Container and Marine operations, the Company determined that $6.7 million of non-tax deductible goodwill in the Cargo Container operations and $2.3 million of indefinite lived tradenames in the Marine operations were impaired. The goodwill charges to be recorded represent 100 percent and 61 percent of the Aerospace and Commercial Segments’ goodwill, respectively.

These non-cash special charges, totaling approximately $34 million, will be recorded in the quarter ended June 28, 2009 and will reduce reported results under U.S. Generally Accepted Accounting Principles (“GAAP”), but will have no impact on liquidity or compliance with debt covenants. The Company does not expect the above described transaction, the subsequent reclassification of Power to discontinued operations, or these special charges to have a material effect on its previously announced annual earnings per diluted share from continuing operations excluding special items and cash flow from continuing operations guidance. The Company will further discuss the transaction on its previously scheduled quarterly earnings conference call on July 27, 2009 and will provide pro-forma disclosures post-closing of the transaction.

About Teleflex Incorporated
Teleflex (NYSE: TFX) is a diversified company that designs, manufactures and distributes quality engineered products and services for the medical, aerospace and commercial markets worldwide. Teleflex employs approximately 12,800 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Forward-looking information
This press release contains forward-looking statements, including, but not limited to, statements relating to the expected completion date of the sale of Power Systems, the impact of the non-cash special charges on the Company’s GAAP results, full-year earnings per-share excluding specials items and full-year cash flow from continuing operations guidance. Actual results could differ materially from those in these forward-looking statements.

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